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                                                                    EXHIBIT 99.2

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT:  MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377

                PROVINCE HEALTHCARE ANNOUNCES MANAGEMENT CHANGES

         Brentwood, Tennessee, May 24, 2001--Province Healthcare Company (Nasdaq: PRHC) announced that John M. Rutledge was elevated to President of the Company today, at the Board of Directors meeting.

         Rutledge previously was Executive Vice President and Chief Operating Officer. He will now serve as President and Chief Operating Officer. Martin S. Rash, previously Chairman, President and CEO, will continue as Chairman and Chief Executive Officer.

         Additionally, Richard D. Gore, the Chief Financial Officer for Province announced his retirement from the Company to be effective August 15, 2001. Gore has served as the Company's Chief Financial Officer since its founding in 1996, and as a Director and Vice Chairman of the Board since November, 1999.

         Rash said, "I am so pleased to announce John's promotion. His contribution to Province's success is incalculable. At the same time, I am disappointed that Province is loosing Richard. While I understand his desire to spend more time with his family, his skill as a Chief Financial Officer has been instrumental in the Company's success since our founding. We will begin the task of finding Richard's replacement immediately, and are fortunate to have his assistance in that process."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 14 general acute care hospitals in nine states with a total of 1,358 licensed beds. The Company also provides management services to 38 primarily non-urban hospitals in 14 states with a total of 3,098 licensed beds.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at (615)
370-1377.